Exhibit 99.1

PRESS RELEASE

Lake Shore Bancorp, Inc. Announces Quarterly Cash Dividend

Dunkirk, NY – April 23, 2009 –

Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced today that its Board of Directors declared a quarterly cash dividend of $0.05 per share on its outstanding common stock. The dividend is payable on May 15, 2009 to the Company’s shareholders of record as of May 2, 2009. The Company is the majority-owned subsidiary of Lake Shore, MHC, a federal mutual holding company which owned 58.6% of the Company’s outstanding shares as of March 31, 2009. Lake Shore, MHC has filed a regulatory notice of its intent to waive dividends paid on the shares of the Company it owns.

Lake Shore Bancorp is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating nine full-service branch locations in western New York offering a broad array of retail and commercial lending and deposit services. Traded on the NASDAQ Global Market as LSBK, Lake Shore Bancorp can also be found on the web at www.lakeshoresavings.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

Media Contact –

Rachel A. Foley, CFO

Lake Shore Bancorp, Inc.

(716) 366-4070